As filed with the Securities and Exchange Commission on May 13, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intercontinental Exchange, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2286804
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5660 New Northside Drive Atlanta, GA	30328
(Address of Principal Executive Offices)	(Zip code)

Intercontinental Exchange, Inc. 2022 Omnibus Employee Incentive Plan

Intercontinental Exchange, Inc. 2022 Omnibus Non-Employee Director Incentive Plan

(Full title of the Plan)

Andrew J. Surdykowski, Esq.

General Counsel

Intercontinental Exchange, Inc.

5660 New Northside Drive

Atlanta, GA 30328

(770) 857-4700

(Name and Address of Agent For Service)

Please Send Copies of Communications to:

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street, New York, New York 10004-2498

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

ii

EXPLANATORY NOTE

On May 13, 2022 (the “Effective Date”), at the 2022 Annual Meeting of Stockholders of Intercontinental Exchange, Inc., a Delaware corporation (the “Registrant”), the Registrant’s stockholders approved each of the Intercontinental Exchange, Inc. 2022 Omnibus Employee Incentive Plan (the “2022 Employee Plan”) and the Intercontinental Exchange, Inc. 2022 Omnibus Non-Employee Director Incentive Plan (the “2022 Director Plan”), each of which the Registrant’s Board of Directors had previously approved, subject to such stockholder approval.

The 2022 Employee Plan provides, among other things, that a maximum of 39,134,152 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), is reserved for issuance under the 2022 Employee Plan (subject to equitable adjustment in the event of a change in the Registrant’s capitalization), which includes 29,134,152 shares of Common Stock that were previously authorized for issuance under the 2017 Omnibus Employee Incentive Plan (the “Prior Employee Plan”) and that, as of the Effective Date, were not issued and were not subject to outstanding awards granted under the Prior Employee Plan (the “Unused Employee Shares”). In addition, any shares subject to awards under the Prior Employee Plan outstanding at the Effective Date that subsequently terminate, expire unexercised or are forfeited, canceled or otherwise lapse for any reason will be added to the share maximum available for issuance under the 2022 Employee Plan, but such shares are not at this time covered by this Registration Statement on Form S-8 (this “Registration Statement”).

The 2022 Director Plan provides, among other things, that a maximum of 1,003,763 shares of the Registrant’s Common Stock, is reserved for issuance under the 2022 Director Plan (subject to equitable adjustment in the event of a change in the Registrant’s capitalization), which includes 753,763 shares of Common Stock that were previously authorized for issuance under the 2013 Omnibus Non-Employee Director Incentive Plan (the “Prior Director Plan”) and that, as of the Effective Date, were not issued and were not subject to outstanding awards granted under the Prior Director Plan (the “Unused Director Shares”). In addition, any shares subject to awards under the Prior Director Plan outstanding at the Effective Date that subsequently terminate, expire unexercised or are forfeited, canceled or otherwise lapse for any reason will be added to the share maximum available for issuance under the 2022 Director Plan, but such shares are not at this time covered by this Registration Statement.

Upon stockholder approval of the 2022 Employee Plan, the 2022 Employee Plan replaced the Prior Employee Plan, and no additional awards will be made under the Prior Employee Plan and upon stockholder approval of the 2022 Director Plan, the 2022 Director Plan replaced the Prior Director Plan, and no additional awards will be made under the Prior Director Plan. This Registration Statement is filed by the Registrant to register (i) 39,134,152 shares of Common Stock, including the Unused Employee Shares, which may be issued under the 2022 Employee Plan and (ii) 1,003,763 shares of Common Stock, including the Unused Director Shares, which may be issued under the 2022 Director Plan.

Concurrently with this Registration Statement, the Registrant is filing post-effective amendments to its prior Registration Statement (File No. 333-218169) to deregister the Unused Employee Shares that are being carried forward under this Registration Statement and to its prior Registration Statement (File No. 333-192301) to deregister the Unused Director Shares that are being carried forward under this Registration Statement, and such prior registration statements will only remain in effect with respect to (i) previously granted awards under the Prior Employee Plan and the Prior Director Plan and (ii) the other equity compensation plans covered by such registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the Intercontinental Exchange, Inc. 2022 Omnibus Employee Incentive Plan or the Intercontinental Exchange, Inc. 2022 Omnibus Non-Employee Director Incentive Plan, as applicable, in each case, as specified by Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant previously filed with the Commission:

(a) Annual Report of Intercontinental Exchange, Inc. on Form 10-K for the fiscal year ended December 31, 2021, filed on February 3, 2022 (File No. 001-36198);

(b) Quarterly Report of Intercontinental Exchange, Inc. on Form 10-Q for the quarter ended March 31, 2022, filed on May 5, 2022 (File No. 001-36198);

(c) Current Reports of Intercontinental Exchange, Inc. on Form 8-K filed on February 22, 2022 (as amended on March  17, 2022), March  4, 2022 (Items 5.02 and 9.01 only), May  4, 2022, May  5, 2022 and May 6, 2022;

(d) The description of the Registrant’s Common Stock, which is contained in the Registration Statement on Form S-3ASR (File No. 333-253816), filed on March 3, 2021, under the heading “Description of Securities”, as well as any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers, as well as other employees and individuals (the “Indemnitee”), against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The Indemnitee must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant Indemnitee are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Section 10.6 of the Registrant’s bylaws provides for indemnification by the Registrant of its directors, senior officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s charter provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (2) to it with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Fifth Amended and Restated Certificate of Incorporation of Intercontinental Exchange, Inc., effective October 30, 2019 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on October 31, 2019).

4.2	Eighth Amended and Restated Bylaws of Intercontinental Exchange, Inc., effective May 25, 2017 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 26, 2017).

4.3	Intercontinental Exchange, Inc. 2022 Omnibus Employee Incentive Plan (incorporated by reference to Exhibit A to the Intercontinental Exchange, Inc.’s Definitive Proxy Statement filed on March 25, 2022).

4.4	Intercontinental Exchange, Inc. 2022 Omnibus Non-Employee Director Incentive Plan (incorporated by reference to Exhibit B to Intercontinental Exchange, Inc.’s Definitive Proxy Statement filed on March 25, 2022).

5.1	Opinion of Sullivan & Cromwell LLP.*

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included in the signature page).*

107	Filing Fee Table.*

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 13, 2022.

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chair and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Sprecher and A. Warren Gardiner, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to do any and all things and to sign in his or her name, place and stead, in any and all capacities, this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey C. Sprecher	Chair of the Board and Chief Executive Officer (principal executive officer)	May 13, 2022
Jeffrey C. Sprecher

/s/ A. Warren Gardiner	Chief Financial Officer (principal financial officer)	May 13, 2022
A. Warren Gardiner

/s/ James W. Namkung	Chief Accounting Officer and Corporate Controller (principal accounting officer)	May 13, 2022
James W. Namkung

/s/ Sharon Y. Bowen	Director	May 13, 2022
Sharon Y. Bowen

/s/ Shantella E. Cooper	Director	May 13, 2022
Shantella E. Cooper

/s/ Duriya M. Farooqui	Director	May 13, 2022
Duriya M. Farooqui

/s/ Lord Hague of Richmond	Director	May 13, 2022
The Rt. Hon. the Lord Hague of Richmond

/s/ Mark F. Mulhern	Director	May 13, 2022
Mark F. Mulhern

/s/ Thomas E. Noonan	Director	May 13, 2022
Thomas E. Noonan

/s/ Caroline L. Silver	Director	May 13, 2022
Caroline L. Silver

Signature	Title	Date
/s/ Judith A. Sprieser	Director	May 13, 2022
Judith A. Sprieser

/s/ Martha A. Tirinnanzi	Director	May 13, 2022
Martha A. Tirinnanzi